PROSPECTUS Dated January 24, 2001       Amendment No. 1 dated October 8, 2002 to
PROSPECTUS SUPPLEMENT                               Pricing Supplement No. 60 to
Dated January 24, 2001                      Registration Statement No. 333-47576
                                                           Dated January 3, 2002
                                                                  Rule 424(b)(3)

                                 Morgan Stanley
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes

                          --------------------------

                          12% SPARQS due June 30, 2003
                          Mandatorily Exchangeable for
                Shares of Common Stock of JUNIPER NETWORKS, INC.

     Stock Participation Accreting Redemption Quarterly-pay Securities(SM)
                                 ("SPARQS(SM)")

This Amendment No. 1 to the accompanying pricing supplement, prospectus supplement and prospectus reflects an amendment to the terms of the 12% SPARQS due June 30, 2003, Mandatorily Exchangeable for Shares of Common Stock of Juniper Networks, Inc., which we refer to as the SPARQS, issued by Morgan Stanley (formerly known as Morgan Stanley Dean Witter & Co.). The amendment became effective on October 8, 2002 and relates to the price-triggered acceleration event described in the accompanying pricing supplement. The other terms of the SPARQS have not changed and are set forth in the accompanying pricing supplement, prospectus supplement and prospectus.

Pursuant to the amendment, the definition of Acceleration Event on PS-12 of Pricing Supplement No. 60 is replaced in its entirety by the following:

Acceleration Event......................If on any date the product of the Market
                                        Price per share of Juniper Stock and
                                        the Exchange Ratio is less than $2.00,
                                        the Maturity Date of the SPARQS will be
                                        deemed to be accelerated to such date
                                        (the "date of acceleration"). Upon such
                                        acceleration, you will receive per
                                        SPARQS on the third Business Day
                                        following the date of acceleration, but
                                        in no event later than the scheduled
                                        Maturity Date (the "date of delivery"):

                                            o    a number of shares of Juniper
                                                 Stock at the then current
                                                 Exchange Ratio; and

                                            o    accrued but unpaid interest
                                                 to but excluding the date of
                                                 delivery plus an amount of
                                                 cash as determined by the
                                                 Calculation Agent equal to
                                                 the sum of the present values
                                                 of the remaining scheduled
                                                 payments of interest on the
                                                 SPARQS (excluding any portion
                                                 of such payments of interest
                                                 accrued to the date of
                                                 delivery) discounted to the
                                                 date of delivery based on the
                                                 interpolated U.S. dollar zero
                                                 swap rate from and including
                                                 the date of delivery to but
                                                 excluding each applicable
                                                 payment date.

                                        Holders will not be entitled to receive
                                        the return of the $21.99 principal
                                        amount of each SPARQS upon an
                                        Acceleration Event.

The amendment does not relate to or change the different amounts payable to you upon (x) an acceleration that occurs because Juniper is subject to a reorganization event in which holders of Juniper Stock receive only cash, as described in paragraph 5 under "Description of SPARQS--Antidilution Adjustments," or (y) an acceleration event that occurs following an event of default with respect to the SPARQS, as described under "Description of SPARQS--Alternate Exchange Calculation in Case of an Event of Default."